Exhibit 99.4

Dear Valued Partner,

I’m reaching out to share some exciting news about Deciphera – we have reached an agreement to be acquired by ONO Pharmaceutical, a global healthcare company dedicated to the fight against disease and pain. This combination marks the beginning of an exciting next chapter for Deciphera, one that we believe will advance our work to bring important medicines to more people, sooner than we could as an independent company. You can learn more about our announcement here.

By combining the highly complementary strengths of our two organizations, we will accelerate our shared vision to deliver innovative new drugs and serve patients around the world. As you know, Deciphera has specialized capabilities in kinase drug discovery, well-established commercial and sales platforms in the United States and Europe, and global clinical development capabilities. We also have a mature, diverse pipeline of best-or-first in class potential medicines. These attributes will enable ONO to build a robust presence in oncology, one of its key priority areas, while also expanding the potential for new innovation through the combined pipeline. We look forward to being an even stronger partner for you as part of a larger, diverse, global organization.

While today’s announcement represents an important milestone for our company, it is only the first step in our work to become part of ONO. Deciphera and ONO will continue to operate as independent companies until the close of the transaction, which we expect to occur in the third quarter of 2024. This means it is business as usual for all of us. There are no changes to the way we work with you. As appropriate, we will continue to keep you informed of any information relevant to you as we move toward closing the combination. If you have any questions, please don’t hesitate to reach out to INSERT NAME, TITLE.

On behalf of our entire team, I’d like to thank you for your continued partnership and trust in Deciphera. We are excited to embark on this next chapter and look forward to continuing to work with you for the betterment of patients around the world.

Sincerely,

INSERT NAME, TITLE

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the proposed acquisition of Deciphera by Ono, the expected timetable for completing the transaction, Deciphera’s future financial or operating performance, the expectations and timing regarding the potential for Deciphera’s preclinical and/or clinical stage pipeline assets to be first-in-class and/or best-in-class treatments, and the ability of Deciphera to become a company with multiple approved medicines. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation: (i) risks associated with the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction will not occur; (ii) uncertainties as to how many of Deciphera’s stockholders will tender their shares in the offer; (iii) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (iv) the possibility that competing offers will be made; (v) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (vi) unanticipated difficulties or expenditures relating to the proposed transaction, the response of business partners and competitors to the announcement of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; (vii) Deciphera’s ability to successfully demonstrate the efficacy and safety of its drug or drug candidates, and the preclinical or clinical results for its product candidates, which may not support further development of such product candidates; (viii) comments, feedback and actions of regulatory agencies; (ix) Deciphera’s ability to commercialize QINLOCK® and execute on its marketing plans for any drugs or indications that may be approved in the future; (x) the inherent uncertainty in estimates of patient populations, competition from other products, Deciphera’s ability to obtain and maintain reimbursement for any approved product and the extent to which patient assistance programs are utilized; and (xi) other risks identified in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The Deciphera logo and the QINLOCK® word mark and logo are registered trademarks and the Deciphera word mark is a trademark of Deciphera Pharmaceuticals, LLC.

Additional Information about the Proposed Transaction and Where to Find It

The tender offer referred to in this press release has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Ono and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Ono and its acquisition subsidiary will cause to be filed a tender offer statement on Schedule TO with the SEC, and Deciphera will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY DECIPHERA STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Deciphera’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Deciphera by accessing the “Investors & News” section of www.deciphera.com or by contacting Investor Relations at deciphera@argotpartners.com. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website, www.sec.gov, upon filing with the SEC.

DECIPHERA STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.